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                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549


                                 SCHEDULE 13G
                  Under the Securities Exchange Act of 1934
                            (Amendment No.   )<F*>


                       Unified Financial Services, Inc.
                       --------------------------------
                               (Name of Issuer)


                         Common Stock, $0.01 par value
                         ------------------------------
                         (Title of Class of Securities)


                                 Not Applicable
                                 --------------
                                 (CUSIP Number)


                                    12/17/98
                                    --------
            (Date of Event which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                      [           ]    Rule 13d-1(b)
                      [     X     ]    Rule 13d-1(c)
                      [           ]    Rule 13d-1(d)

        <F*>The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

        The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                               Page 1 of 5 pages

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CUSIP No. N/A                                Page 2 of 5 Pages
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1    NAMES OF REPORTING PERSONS/
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
     John R. Owens

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                             (a) / /
                                             (b) / /
3    SEC USE ONLY


4    CITIZENSHIP OR PLACE OF ORGANIZATION
     United States


               5    SOLE VOTING POWER
 NUMBER OF          195,179
   SHARES
BENEFICIALLY   6    SHARED VOTING POWER
  OWNED BY          -0-
    EACH
 REPORTING     7    SOLE DISPOSITIVE POWER
   PERSON           195,179
    WITH
               8    SHARED DISPOSITIVE POWER
                    -0-

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     195,179

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES                          / /

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     8.6%<F*>

12   TYPE OF REPORTING PERSON
     IN

[FN]
     <F*>Computational Note:  Based upon 2,267,449 shares of Unified's
         ------------------
common stock, $0.01 par value, issued and outstanding as of December 31, 1998.



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CUSIP No. N/A                                Page 3 of 5 Pages
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ITEM 1.   (a)  Name of Issuer:

               Unified Financial Services, Inc. ("Unified")

          (b)  Address of Issuer's Principal Executive Offices:

               431 North Pennsylvania Street
               Indianapolis, Indiana  46204

ITEM 2.   (a)  Name of Person Filing:

               John R. Owens

          (b)  Address of Principal Business Offices or, if none,
               Residence:

               220 Lexington Green Circle
               Lexington, Kentucky  40503

          (c)  Citizenship:

               United States

          (d)  Title of Class of Securities:

               Common Stock, $0.01 par value

          (e)  CUSIP Number:

               Not Applicable

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTION 240.13D-1(b) OR SECTIONS 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

          (a)  [    ]  Broker or Dealer registered under Section 15
                       of the Act (15 U.S.C. 78o)
          (b)  [    ]  Bank as defined in Section 3(a)(6) of the Act
                       (15 U.S.C. 78c)
          (c)  [    ]  Insurance Company as defined in Section
                       3(a)(19) of the Act (15 U.S.C. 78c)
          (d)  [    ]  Investment Company registered under Section 8
                       of the Investment Company Act of 1940 (15
                       U.S.C. 809-8)
          (e)  [    ]  An investment adviser in accordance with
                       Section 240.13d-1(b)(1)(ii)(E)
          (f)  [    ]  An employee benefit plan or endowment fund in
                       accordance with Section 240.13d-1(b)(1)(ii)(F)


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CUSIP No. N/A                                Page 4 of 5 Pages
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          (g)  [    ]  A parent holding company or control person,
                       in accordance with Section 240.13d-1(b)
                       (ii)(G)
          (h)  [    ]  A savings association as defined in Section
                       3(b) of the Federal Deposit Insurance Act (12
                       U.S.C. 1813)
          (i)  [    ]  A church plan that is excluded from the
                       definition of an investment company under
                       section 3(c)(14) of the Investment
                       Company Act of 1940 (15 U.S.C. 80-a-3)
          (j)  [    ]  Group, in accordance with Section
                       240.13d-1(b)(1)(ii)(J)



ITEM 4.   OWNERSHIP.

          (a)  Amount Beneficially Owned:

               195,179

          (b)  Percent of Class:

               8.6%<F*>

          (c)  Number of shares as to which the person has:

               (i)   Sole power to vote or to direct the vote

                     195,179

               (ii)  Shared power to vote or to direct the vote

                     -0-

               (iii) Sole power to dispose or to direct the
                     disposition of

                     195,179

               (iv) Shared power to dispose or to direct the disposition of

                     -0-

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

          Not Applicable

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
          PERSON.

          Not Applicable



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CUSIP No. N/A                                Page 5 of 5 Pages
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ITEM 7.   IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
          ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
          HOLDING COMPANY.

          Not Applicable

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

          Not Applicable

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

          Not Applicable

ITEM 10.  CERTIFICATIONS.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth on this statement is true, complete and correct.




                                        January 11, 1999
                                    -------------------------
                                              Date



                                        /s/ John R. Owens
                                    -------------------------
                                            Signature


                                          John R. Owens
                                    -------------------------
                                            Name/Title


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